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                               STEVEN B. CRYSTAL


May 11, 2001


Dear Fellow NYMEX Shareholders;

     As the future unfolds before us, we will have the opportunity to make choices regarding the direction of the exchange, not the least of which will be electing new board member representation. Your choice will impact on the longevity and viability of our exchange to compete in the future. Make no mistake; the exchange is at a critical turning point in our history. We are in the midst of a transition phase of dramatic proportions. In the past, we only had to beat ourselves--we were a monopoly. At present, we face new and challenging competitive threats from both foreign and domestic exchanges, as well as, new Internet--based on-line exchanges. These competitors hold the ability to kill open-outcry floor based trading, as we know it today! The future holds the hopes of a new prosperity and an even greater NYMEX. But, only if we take the necessary steps today to ensure our survival.

     This is why I am running for the Board of NYMEX. We must elect representatives who will create that new vision of NYMEX. Trustees who will set goals and measurable objectives to solidify our place in the 21st century. Trustees who will budget resources and make tough decisions to ensure our continued success. This new board must define new initiatives and ACT.

[A] The exchange must ACHIEVE the goal of launching E-NYMEX. Through new marketing and technology we must seek to expand our ACCESSIBILITY for both existing and future products. We must ACCEPT electronic trading for all new and existing products. But this must be done on our terms!

[C] The exchange must exploit our COMPETITIVE assets and CAPITALIZE on our successful strengths.
     1. The NYMEX franchise--our name and our years of energy and metal trading.
     2. The ability to define and take risk--The Open--Out Cry Floor Based trading system. Making markets in both futures and options.
     3.   The Independent CLEARING Association.
     4.   The need for successful new CONTRACTS.
          Coal, Brent, Stock index futures and Single stock index futures must be a top priority for continued future success.

[T] The TIMELINESS of our actions will dictate our future. One of the Board's most important agenda items will be how our new management (Chairman Viola) will deploy our limited resources of TIME, personnel, and budget ($$$) toward TECHNOLOGY. Our exchange must be among the first to create the seamless virtual on-line electronic order routing/open outcry system. The floor must embrace wireless hand-held devices to achieve cost--savings through paperless order-entry--execution and clearing systems.

     Most all the candidates have the credentials to be on the board but few have the fortitude and ability to make the tough decisions necessary to enhance the future survival of our exchange. If given the opportunity to serve, I shall ACT on your behalf to achieve those lofty goals, which will take our exchange to new heights.

MICHEL D. MARKS                      SILIBIS CORP, Corporate Strategy & Therapy

732-291-1450
mdmarks@ix.netcom.com
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pobox 51, rumson, nj 07760


To my friends, associates, and shareholders,

          NYMEX is a huge part of my life. My regard and affection for it runs deep.

          My first job was as a phone clerk on the floor, I became a member in 1974, and I served as Chairman of the Board from 1978-1987.

          After the 1976 potato default nearly put the Exchange out of business, it was a tremendous challenge to rebuild it. Many people contributed. We had our own business interests, yet we also came together to help our common interests. This was the foundation of NYMEX's success. It was a collaborative effort.

          Today, competition and technology present new challenges.

          If the oil industry, Wall Street, and the floor communities can once again work together for their common interests, there is a good chance these challenges can be met.

          If would be an honor to be part of this effort, and to represent you as an Equity Director. So I ask for your support in this election. You and NYMEX will always have mine.

                                        Warm regards,

                                        Michel
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STEPHEN DURANTE
---------------
SRD TRADING






                                   May 14, 2001


Dear Fellow Shareholder,

I am writing to ask for your support in electing me to the Board of Directors of NYMEX at the upcoming election on May 23rd. I have been an ACTIVE MEMBER OF NYMEX SINCE 1981 AND BECAME AN EQUITY HOLDER IN 1995. For the past six years I have been an ACTIVE FLOOR TRADER ON THE NYBOT. During my tenure with the exchange, I have also served on the Rules Committee as well as the Arbitration Committee.

As I see it, there are six central issues that need to be addressed by the Board of Directors in the near term, as well as other improvements that will directly benefit shareholders. The more obvious issues at hand are: E-NYMEX; trading of Brent Contracts; creating a cash-settled market for Gas Oil; bringing on new contracts; protecting the open outcry trading system and keeping the value of the lease rates consistent, which in turn preserves the value of the seats. I enthusiastically back each of these issues.

However, what is of particular concern to me as an equity owner, are the improvements that need to be addressed which will directly BENEFIT ALL SHAREHOLDERS. I know many of you share my desire to see a return on our investments begin to materialize. This could come about through a dividend distribution until an IPO becomes a reality. Once the IPO becomes a reality, and distributions are made to the members, we would enjoy the added benefit of having a liquid investment and the potential for capital appreciation.

As I stated at the beginning of this letter, I still make a living trading on the floor of the NYBOT, which provides me with a unique perspective of the current issues on the floor. I also share the same goals and needs as the other members in wanting to realize the full potential of my equity position going forward.

I would like to have the opportunity to bring new ideas on how to continue to grow the exchange and be able to contribute to the future growth, in the same way that the new opportunities were provided to me when I first started with the exchange.



                                   Sincerely,




                                   Stephen Durante

                                MICHEL D. MARKS

Michel Marks was chairman of the Exchange from 1978 to 1987, a period which included the introduction of heating oil, gasoline, and crude oil futures trading and energy options trading. His guidance is widely acknowledged as being responsible for the Exchange's emergence from the wreckage of a potato default to its pre-eminence in the energy field. This leadership role was recognized in 1987, when he was named the Oil Man of the Year.

Mr. Marks's first job was as a phone clerk on the floor; he became a member in 1974; and, in 1979, he founded and was president of MercOil Corp, a floor brokerage company which was sold to Czarnikow in 1990 and then sold to United a few years later.

He says, "The Exchange is a huge part of my life. My regard and affection for it runs deep. After the 1976 potato default nearly put the Exchange out of business, it was a tremendous challenge to rebuild it. Many people contributed. We had our own business interests, yet we also came together to help our common interests. This became the foundation of the Exchange's success. It was a collaborative effort."

He continues, "Today, competition and technology present new challenges. There is a good chance these challenges can be met, if the oil industry, Wall
Street, and the floor communities can once again work together for their common interest."

Mr. Marks was also the founder and president from 1988 to 1995 of Regal Properties, a South Beach, Florida, real estate firm, and has also been the founder and president since 1988 of Silibis Corp., a corporate strategy and therapy consulting firm.

Mr. Marks has retained his leadership role in the energy industry through serving on the board of directors of Petroleum Argus, Inc., since last year. He is also on the board of Paris Foods Corp. and the British American Educational Foundation and previously served on the board of The Working Playground. He also spent three years as a president of the New Jersey Monmouth County Arts Council, from 1990 to 1993, helping to turn around and rebuild the organization owned and operated the Count Basie Theater in Red Bank.

Mr. Marks believes that his past experience at the Exchange and the perspective he's gained since then would be helpful and supportive to the board and the membership as it faces such issues as electronic trading and the introduction of Brent Futures trading.

He says, "It would be an honor to be part of this effort, and to represent the members as an equity director. I ask for the shareholders' support in this election with the commitment that they and the Exchange and the Exchange will always have mine."
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                                JAMES C. ZAMORA
                            EQUITY HOLDERS CATEGORY
                    SPEECH FOR MEMBERS FORUM--MAY 9TH, 2001

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As expected, in non-controversial elections, the candidates spoke to a rather small audience. What follows is pretty much what I said. We each had 3 minutes.

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A few years ago when I first wrote to the Executive committee requesting the establishment of a Board sanctioned Equity Holders Advisory Committee, my objective was to work within the NYMEX committee structure. Although I knew it would be a slow process I felt that if we worked within this process, ultimately we, the Equity Holders could take back our vote. I believed that we could do this without resorting to or even threatening litigation. Well.... Here we are.

Therefore, I would first like to offer my sincerest thanks to all of you that supported the Equity Holders along the way and especially those that have supported the referendum. As you can see we have no shortage of Equity Holders that are eager to serve.

These are not ordinary times. The decisions and the decisive actions that we take in the near-term will quickly determine our destiny as an exchange. We are under assault. Not only our products but the future of the Exchange itself is uncertain. However, our competition is also vulnerable ... because they are only viable if they can offer what we do not. Under the present circumstances the launching of the NYMEX Brent contract is a brilliant strategic move.

The Exchange and this very membership should remain keenly aware of the need for us to be commercially competitive. We must move away from proclaiming what we will not do, rather, we need to contemplate how our customer needs may be embraced and integrated into a new NYMEX culture.

We as an exchange have struggled for years to defend certain paradigms that must now be reevaluated. Perhaps it is now time for us to come together to develop the appropriate pilot programs and implementation strategies to accommodate our customers needs. It is no longer a question of "will we allow a captive customer base and their volume to trade our way?" rather, it's a question of, "can we keep or bring back the volume that has left the NYMEX?"

This does not mean that we need to abandon our principals and put our floor community at a disadvantage. And we shouldn't. We need to balance the pragmatic with the abstract. As we explore and develop new imperatives we need to bring our floor and off-floor communities together to contemplate responsible practical solutions not unachievable ideals. We must simply move appropriately with the market.

I believe The NYMEX can ultimately providing a robust floor community that can:
          Accommodate our customers needs,
          Provide an electronic trading environment
          And at the same time, preserve our open outcry system.

It's ours to lose:
          We have the PRODUCTS.
          We have the INDEPENDENCE AND INTEGRITY OF THE MARKETPLACE. We have the LOCALS & THE LIQUIDITY.
          We certainly have the EXPERTISE.

We can do this...Let's make this happen.... We can dominate the Energy sector.

My back ground in floor trading as well as programming and product development will bring complimentary skills to the board.

However, I will continue to serve the NYMEX in any way that I can regardless of the outcome of this election. We can not afford to be fragmented as we face what lies ahead. We must all support our elected board members.

I personally find a great deal of comfort and satisfaction in the fact that in this past March election, in the upcoming May election and in all elections to come, it will be the OWNERS of this exchange that will be choosing our board. Thank You